Exhibit 99.1

ACE Limited	PO Box HM 1015	News Release
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda
Hamilton HM 08
Bermuda	441 295-5200 main
441 292-8675 fax
www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED REPORTS THIRD QUARTER NET LOSS OF $112 MILLION;

NET INVESTMENT INCOME INCREASES 30% TO $320 MILLION;

COMBINED RATIO EXCLUDING CATASTROPHES IS 86.4%

HAMILTON, Bermuda — October 25, 2005 — ACE Limited (NYSE: ACE) today reported a net loss for the third quarter ended September 30, 2005 of $112 million or $(0.43) per common share after payment of preferred dividends, compared with net income of $4 million or $(0.03) per share for the same quarter last year. Income (loss) excluding net realized gains (losses) for the third quarter was $(187) million, or $(0.70) per share, compared with $37 million or $0.09 per share for the same quarter a year ago.(1) The losses from hurricanes Katrina, Rita and Dennis and other catastrophes resulted in an after-tax charge of $742 million for the quarter or $2.56 per share compared with after-tax net catastrophe losses of $406 million or $1.42 per share in the third quarter of 2004. The combined ratio was 116.5%. If catastrophe losses were excluded, the combined ratio would be 86.4%, a 0.6 point improvement over the comparable quarter in 2004.

Third Quarter Summary

(in millions, except per share amounts)

				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
		(Restated)			(Restated)

Net income (loss)	$(112)	$ 4	NM	$(0.43)	$ (0.03)	NM

Net realized gains (losses), net of tax	75	(33)	NM	0.27	(0.12)	NM

Income (loss) excluding net realized gains, net of tax (1)	(187)	37	NM	(0.70)	0.09	NM

Catastrophe losses, net of tax	742	406	NM	2.56	1.42	NM

Income excluding net realized gains (losses) and catastrophe losses, net of tax (1)	$555	$443	25%	$1.86	$ 1.51	23%

Average shares outstanding				289.8	285.6

Net income for the nine months ended September 30, 2005 was $792 million or $2.63 per share, compared with $875 million or $2.95 per share in the same period of 2004. For the nine months ended September 30, 2005, income excluding net realized gains was $711 million or $2.34 per share, compared with $840 million or $2.82 per share in the same period of 2004.(1) After-tax net catastrophe losses for the nine months ended September 30, 2005 were $742 million or $2.57 per share, compared with $406 million or $1.42 per share in the same period of 2004. The combined ratio for the nine months was 98.9%. Excluding catastrophe losses, the combined ratio would be 88.4% for the period. Annualized return on equity for the nine month period was 9.5%(2).

Nine Months

(in millions, except per share amounts)

				(Per Share - Diluted)
	2005	2004	Change	2005	2004	Change
		(Restated)			(Restated)

Net income	$792	$875	(9)%	$2.63	$2.95	(11)%

Net realized gains, net of tax	81	35	NM	0.29	0.13	NM

Income excluding net realized gains, net of tax (1)	711	840	(15)%	2.34	2.82	(17)%

Catastrophe losses, net of tax	742	406	NM	2.57	1.42	NM

Income excluding net realized gains, and catastrophe losses, net of tax (1)	$1,453	$1,246	16%	$4.91	$4.24	16%

Average shares outstanding				288.7	285.3

Evan Greenberg, President and Chief Executive Officer of ACE Limited, commented:

“The third quarter was a difficult quarter for the insurance industry, and our company was no exception. We experienced a series of significant natural catastrophes including Hurricane Katrina, which alone produced the largest insured loss in history.

“Our results reflect the strength of our organization. Our catastrophe losses were within our tolerance level for events of this size given our capital base. Our revenue growth reflected our underwriting discipline in the face of a softening underwriting environment. Exclusive of Hurricanes Rita and Katrina, our earnings were excellent, with strong contributions from both underwriting and investment income.

“The successful offering of common shares in early October, which raised $1.5 billion of gross equity capital, signals our confidence in the future market environment, and we plan to move swiftly and deliberately to take advantage of the opportunities that we believe will emerge.”

Third quarter operating highlights were as follows:

•	P&C net earned premiums increased 3% over the prior year’s quarter
•	The P&C combined ratio was 115.9% for the quarter compared with 103.8% a year ago. Excluding catastrophe losses, the P&C combined ratio was 86.6% for the quarter compared with 86.5% a year ago
•	Operating cash flow amounted to $1.2 billion for the quarter
•	Invested assets increased by $1.2 billion from June 30, 2005
•	Net investment income increased 30% to $320 million compared to prior year’s quarter
•	Shareholders’ equity increased 4% to $10.2 billion from December 31, 2004
•	Tangible equity increased to $7.5 billion, a gain of 5% from December 31, 2004
•	Diluted book value per share as of September 30, 2005 was $33.62 (3)

On October 4, 2005, the Company issued common stock of approximately $1.5 billion, which is not reflected in amounts above.

Details of our financial results, excluding the impact of catastrophe losses and related premiums for the third quarter, for our P&C business segments are available in the financial supplement. Key items include:

•	Insurance-North American: Net premiums written declined 1% for the quarter. The combined ratio was 85.9%.

•	Insurance-Overseas General: Net premiums written declined 2% for the quarter. The combined ratio was 86.1%.

•	Global Reinsurance: Net premiums written were up 23% for the quarter. This segment had a combined ratio of 78.4%.

•	Financial Services: Income excluding net realized gains (losses) was $74 million for the quarter.

All amounts included herein for prior periods have been adjusted to reflect the previously reported restatements.

Please refer to the ACE Financial Supplement dated September 30, 2005, which is posted on the Company’s website, for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. ACE’s website reference (url) is
http://media.corporate-ir.net/media_files/nys/ace/reports/fin_supp_september_30_2005.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its third quarter 2005 earnings conference call and webcast on Wednesday, October 26, 2005 beginning at 8:30 a.m. EDT. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-889-5602 (within the United States) or 973-582-2734 (international), conference ID 6506897. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available from Wednesday, October 26, 2005 until Friday, November 25, 2005. To listen to the replay dial 877-519-4471 (in the United States) or 973-341-3080 (international); passcode 6506897.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

1Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Income excluding net realized gains (losses) and catastrophe losses, net of tax is a non-GAAP measure. We present income excluding net realized gains (losses) and catastrophe losses, net of tax because those losses are deemed to be significant for the third quarter and nine months of 2005. We believe this separate presentation is meaningful and useful for users of our financial information.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measure on page 26 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

2Calculated using income excluding net realized gains (losses).

3Diluted book value per ordinary share is ordinary shareholders’ equity and net proceeds from assumed conversions of outstanding in-the-money options divided by the sum of shares outstanding and the number of options assumed issued.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2005	December 31 2004
		(Restated)
Assets
Total investments	$29,975	$26,925
Cash	409	498
Insurance and reinsurance balances receivable	3,508	3,255
Reinsurance recoverable	15,662	14,882
Other assets	10,991	10,623

Total assets	$60,545	$56,183

Liabilities
Unpaid losses and loss expenses	$34,674	$31,483
Unearned premiums	6,238	5,983
Other liabilities	9,404	8,872

Total liabilities	$50,316	$46,338

Shareholders’ equity
Total shareholders’ equity	$10,229	$9,845

Total liabilities and shareholders’ equity	$60,545	$56,183

Diluted book value per ordinary share (3)	$33.62	$32.51

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
		Restated		Restated
	2005	2004	2005	2004
Gross premiums written	$4,261	$3,988	$13,017	$12,448
Net premiums written	2,889	2,774	9,164	8,855
Net premiums earned	3,091	2,859	8,889	8,229
Losses and loss expenses	2,806	2,221	6,439	5,476
Life and annuity benefits	33	48	105	134
Policy acquisition costs	426	393	1,243	1,154
Administrative expenses	308	306	960	928

Underwriting income(1)	(482)	(109)	142	537
Net investment income	320	246	910	731
Net realized gains (losses)	83	(32)	101	67
Interest expense	43	50	128	140
Other (income) expense	(25)	(14)	(36)	2
Income tax expense	15	65	269	318

Net income (loss)	(112)	4	792	875
Preference shares dividend	(11)	(11)	(33)	(33)

Net income (loss) available to holders of ordinary shares	$(123)	$(7)	$759	$842

Diluted earnings per share:
Income excluding net realized gains (losses)(1)	$(0.70)	$0.09	$2.34	$2.82
Net income (loss)	$(0.43)	$(0.03)	$2.63	$2.95
Weighted average basic shares outstanding	284,777,017	280,993,760	284,016,708	279,988,076
Weighted average diluted shares outstanding	289,837,970	285,617,079	288,720,764	285,286,130
Loss and loss expense ratio	92.5%	79.4%	73.9%	67.9%
Policy acquisition cost ratio	13.9%	13.8%	14.1%	14.1%
Administrative expense ratio	10.1%	10.9%	10.9%	11.5%
Combined ratio	116.5%	104.1%	98.9%	93.5%

Ratios exclude life reinsurance business

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
		Restated		Restated
	2005	2004	2005	2004
Gross Premiums Written
Insurance—North American	$2,250	$2,234	$6,744	$6,241
Insurance—Overseas General	1,332	1,292	4,396	4,466
Global Reinsurance*	468	394	1,488	1,450
Financial Services	211	68	389	291

Total	$4,261	$3,988	$13,017	$12,448

Net Premiums Written
Insurance—North American	$1,307	$1,366	$4,144	$3,907
Insurance—Overseas General	933	980	3,190	3,256
Global Reinsurance*	437	360	1,442	1,403
Financial Services	212	68	388	289

Total	$2,889	$2,774	$9,164	$8,855

Net Premiums Earned
Insurance—North American	$1,338	$1,251	$3,942	$3,436
Insurance—Overseas General	1,031	1,086	3,200	3,174
Global Reinsurance*	465	411	1,308	1,195
Financial Services	257	111	439	424

Total	$3,091	$2,859	$8,889	$8,229

Income (Loss) Excluding Net Realized Gains (Losses)(1)
Insurance—North American	$61	$96	$456	$401
Insurance—Overseas General	52	98	357	314
Global Reinsurance*	(240)	(120)	5	128
Financial Services	(3)	27	87	170
Corporate	(57)	(64)	(194)	(173)

Total	$(187)	$37	$711	$840

* Includes both property and casualty reinsurance and life reinsurance

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